Exhibit 99.1

Contact:	Mark Hord ViewPoint Financial Group, Inc. 972-578-5000, Ext. 7440	FOR IMMEDIATE RELEASE July 28, 2011
ViewPoint Financial Group, Inc. Reports Second Quarter 2011 Earnings
Quarterly Net Income Increased 52.0% to $4.9 million
PLANO, Texas, July 28, 2011— ViewPoint Financial Group, Inc. (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced financial results today for the quarter ended June 30, 2011. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q, which will be filed today and posted on our websites, http://www.viewpointbank.com and http://www.viewpointfinancialgroup.com.
Performance Highlights
•	Quarterly net income increased by $1.7 million, or 52.0%: The $1.7 million increase in net income for the quarter ended June 30, 2011, compared to the same period last year, was driven by higher net interest income and a lower provision for loan losses.
•	Basic and diluted EPS increased by $0.04: Basic and diluted earnings per share for the quarter ended June 30, 2011, was $0.15, up $0.04 from the quarter ended June 30, 2010.
•	Lower net charge-offs for both the three and six month periods: Net charge-offs declined by $102,000 during the quarter ended June 30, 2011, compared to the same period in 2010, while net charge-offs for the six months ended June 30, 2011, declined by $181,000 compared to the same period last year.
•	Lower deposit and borrowing rates fueled a 12 basis point increase in net interest margin to 2.82%: The net interest margin increased 12 basis points to 2.82% for the six months ended June 30, 2011, from 2.70% for the six months ended June 30, 2010.
•	Loan growth year-to-date: During the six months ended June 30, 2011, loans increased in all categories except for mortgage loans held for sale and the consumer portfolio. This increase includes a $33.6 million jump in commercial real estate loans and $5.2 million of growth in commercial non-mortgage loans.
•	Linked quarter growth in Warehouse Purchase Program: Compared to the quarter ended March 31, 2011, Warehouse Purchase Program loans increased by $104.5 million, or 34.8%.
•	Deposit growth of $53.3 million: Deposits increased by $53.3 million from December 31, 2010, primarily due to growth of $43.8 million in interest-bearing demand accounts.
“We are very pleased with how the company performed in the first half of 2011,” said President and Chief Executive Officer Gary Base. “In addition to increasing our net income and improving our net interest margin, we’ve made strong gains in our lending activities. We’re especially pleased with our increases in both commercial real estate and commercial non-mortgage lending.”
Results of Operations for the Quarter Ended June 30, 2011
Net income for the three months ended June 30, 2011, was $4.9 million, an increase of $1.7 million, or 52.0%, from net income of $3.2 million for the three months ended June 30, 2010. The increase in net income was driven by higher net interest income and a reduction in the provision for loan losses and was partially offset by lower non-interest income and higher non-interest expense. Our basic and diluted earnings per share for the three months ended June 30, 2011, was $0.15, a $0.04 increase from $0.11 for the three months ended June 30, 2010.
The provision for loan losses was $1.1 million for the three months ended June 30, 2011, a decrease of $823,000, or 43.6%, from the three months ended June 30, 2010. The balance of the allowance for loan losses increased by $1.8 million from June 30, 2010, to June 30, 2011, as management increased qualitative factors due to increased non-performing loans in the Company’s loan portfolio and due to the continued weak economic conditions. Despite these trends, the Company has not seen an increase in charge-offs, as net charge-offs declined by $102,000 during the second quarter of 2011 compared to the same period last year.

Results of Operations for the Six Months Ended June 30, 2011
Net income for the six months ended June 30, 2011, was $11.4 million, an increase of $5.5 million, or 93.4%, from net income of $5.9 million for the six months ended June 30, 2010. Net income for the six months ended June 30, 2011, included a $2.2 million net of tax gain on the sale of available for sale securities. The increase in net income, which was also driven by higher net interest income and a lower provision for loan losses, was partially offset by a $2.0 million decline in the net gain on sales of loans. Our basic and diluted earnings per share for the six months ended June 30, 2011, was $0.35, a $0.14 increase from $0.21 for the six months ended June 30, 2010.
Net Interest Spread and Margin
The net interest rate spread increased six basis points to 2.52% for the three months ended June 30, 2011, from 2.46% for the same period last year. The net interest margin increased ten basis points to 2.83% for the three months ended June 30, 2011, from 2.73% for the same period last year. The net interest rate spread increased nine basis points to 2.52% for the six months ended June 30, 2011, from 2.43% for the same period last year. The net interest margin increased 12 basis points to 2.82% for the six months ended June 30, 2011, from 2.70% for the same period last year. The increase in the net interest rate spread and margin was primarily attributable to lower deposit and borrowing rates. Over the past year, we have adjusted the terms on our Absolute Checking product and certain money market accounts and modified $91.6 million in FHLB advances to reduce our cost of funds. The net interest margin increased by three basis points, from 2.80% for the first quarter of 2011 to 2.83% for the second quarter of 2011, primarily due to improvement in our earning asset mix.
Financial Condition as of June 30, 2011
Total assets increased by $21.9 million, or 0.74%, to $2.96 billion at June 30, 2011, from $2.94 billion at December 31, 2010. The increase in total assets was primarily due to a $112.4 million increase in securities held to maturity and a $38.2 million increase in net loans held for investment. This increase was partially offset by a $71.4 million decrease in loans held for sale and a $33.6 million decrease in securities available for sale. Total deposits increased by $53.3 million, or 2.6%, to $2.07 billion at June 30, 2011, from $2.02 billion at December 31, 2010, primarily due to a $46.4 million increase in our interest-bearing Absolute Checking product.
Loan Portfolio and Asset Quality
During the six months ended June 30, 2011, loans increased in all categories except for mortgage loans held for sale and the consumer portfolio. This increase includes a $33.6 million jump in commercial real estate loans and $5.2 million of growth in commercial non-mortgage loans as compared to December 31, 2010. Gross loans (including $420.6 million in mortgage loans held for sale) decreased by $32.2 million, or 2.0%, to $1.57 billion at June 30, 2011, from $1.60 billion at December 31, 2010.
At June 30, 2011, mortgage loans held for sale consisted of $405.0 million in Warehouse Purchase Program loans and $15.6 million in loans originated for sale by our mortgage banking subsidiary, ViewPoint Mortgage (“VPM”). Mortgage loans held for sale decreased by $71.4 million, or 14.5%, from December 31, 2010, with $55.9 million of this variance attributable to a reduction in Warehouse Purchase Program loans purchased for sale under our standard loan participation agreement. The remaining $15.5 million of the decline was associated with loans originated for sale by VPM. VPM originated $167.6 million in one- to four-family mortgage loans during the six months ended June 30, 2011, compared to $223.0 million during the six months ended June 30, 2010. Of the $167.6 million originated during the six months ended June 30, 2011, $115.0 million were sold or committed to be sold to investors, generating a net gain on sale of loans of $3.8 million during that period. The remaining $52.6 million of VPM production was retained in the Company’s loan portfolio. The decrease in mortgage production seen in the Warehouse Purchase Program and VPM compared to December 31, 2010, is primarily attributable to an overall decline in the mortgage market as refinance volume has dropped industry-wide.
Commercial real estate loans increased by $33.6 million, or 7.0%, from December 31, 2010. Our commercial real estate portfolio consists almost exclusively of loans secured by existing, multi-tenanted commercial buildings. 91% of our commercial real estate loan balances are secured by properties located in Texas, a market that we do not believe has experienced the same level of economic pressure experienced in certain other geographic areas in the United States. Our commercial non-mortgage portfolio increased by $5.2 million, or 13.1%, from December 31, 2010, as we continue to focus on developing this portfolio by adding experienced commercial lenders and applying local loan decisioning and a sophisticated loan pricing model. During the six months ended June 30, 2011, we originated $14.3 million in commercial non-mortgage loans, with the average balance of this portfolio increasing by $4.6 million during the six months ended June 30, 2011, compared to the same time period last year.

Our non-performing loans to total loans ratio at June 30, 2011, was 1.56%, compared to 1.59% at December 31, 2010. Non-performing loans increased by $238,000, from $17.6 million at December 31, 2010, to $17.9 million at June 30, 2011. Compared to March 31, 2011, non-performing loans increased by $1.8 million, primarily due to increases of $1.3 million and $711,000 in one- to four-family and commercial real estate non-performing loans, respectively.
Our allowance for loan losses at June 30, 2011, was $16.2 million, or 1.41% of total loans, compared to $14.8 million, or 1.34% of total loans, at December 31, 2010. Our allowance for loan losses to non-performing loans was 90.45% at June 30, 2011, compared to 84.22% as of December 31, 2010.
Goodwill
In June 2011, the Company impaired its goodwill by $271,000, reducing the goodwill balance from $1.1 million at December 31, 2010, to $818,000 at June 30, 2011. The goodwill resulted from the Bank’s 2007 purchase of the assets of Bankers Financial Mortgage Group, Ltd (now VPM). Due to the downturn in mortgage market conditions, reduced earnings and loan production personnel changes, the Company performed an evaluation of its goodwill outside of the normal annual review cycle which showed a $271,000 excess of carrying value of the goodwill over its fair value.
Conference Call
The Company will host an investor conference call to review these results on Friday, July 29, 2011, at 10 a.m., Central Time. Participants are asked to call (toll-free) 1-877-317-6789 at least five minutes prior to the call. International participants are asked to call 1-412-317-6789 and participants in Canada are asked to call (toll-free) 1-866-605-3852.
The call and corresponding presentation slides will be webcast live on the home page of the Company’s website, www.viewpointfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10001717. This replay will be available until October 28, 2011, at 8 a.m., Central Time. The webcast will be archived on the Company’s website until October 28, 2011.
About ViewPoint Financial Group, Inc.
ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 12 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”) in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, the industry-wide decline in mortgage production, competition, changes in management’s business strategies and other factors set forth under Risk Factors in the Company’s Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP, INC.
Condensed Consolidated Statements of Condition
(In thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Total cash and cash equivalents	$50,825	$68,650
Securities available for sale, at fair value	683,849	717,497
Securities held to maturity	544,976	432,519
Mortgage loans held for sale	420,617	491,985
Loans, net of allowance for loan losses of $16,159 at June 30, 2011 and $14,847 at December 31, 2010	1,130,277	1,092,114
FHLB stock	18,352	20,569
Bank-owned life insurance	28,786	28,501
Premises and equipment, net	48,007	48,731
Accrued interest receivable and other assets	38,193	41,429

Total assets	$2,963,882	$2,941,995

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	$194,704	$201,998
Interest-bearing demand	482,552	438,719
Savings and money market	741,723	711,911
Time	651,915	664,922

Total deposits	2,070,894	2,017,550
FHLB advances, net	406,602	461,219
Repurchase agreement and other borrowings	35,000	35,000
Accrued interest payable and other liabilities	44,380	31,637

Total liabilities	2,556,876	2,545,406

Total shareholders’ equity	407,006	396,589

Total liabilities and shareholders’ equity	$2,963,882	$2,941,995

VIEWPOINT FINANCIAL GROUP, INC.
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)
Interest and dividend income
Loans, including fees	$20,833	$21,643	$41,294	$41,969
Securities	7,112	5,931	14,453	11,649
Interest-bearing deposits in other financial institutions	28	129	100	277
FHLB stock	13	15	34	32

	27,986	27,718	55,881	53,927
Interest expense
Deposits	6,260	7,889	12,343	15,518
FHLB advances	2,407	3,022	4,893	6,161
Other borrowings	354	354	703	703

	9,021	11,265	17,939	22,382

Net interest income	18,965	16,453	37,942	31,545
Provision for loan losses	1,065	1,888	2,160	3,034

Net interest income after provision for loan losses	17,900	14,565	35,782	28,511

Net gain on sales of loans	1,879	3,165	3,828	5,820
Other non-interest income	5,757	5,004	14,275	9,905
Non-interest expense	18,268	18,008	37,129	35,520

Income before income tax expense	7,268	4,726	16,756	8,716
Income tax expense	2,411	1,530	5,345	2,815

Net income	$4,857	$3,196	$11,411	$5,901

Basic and diluted earnings per share	$0.15	$0.11	$0.35	$0.21

VIEWPOINT FINANCIAL GROUP, INC.
Selected Financial Data

	(unaudited)
	Three Months Ended
	June	Mar	Dec	Sept	June
	2011	2011	2010	2010	2010
Share Data for Earnings per Share Calculation:[1]
Weighted average common shares outstanding	34,839,491	34,839,491	34,839,491	34,555,356	29,206,205
Less: average unallocated ESOP shares	(2,224,524)	(2,270,567)	(2,316,413)	(2,275,964)	(810,799)
Less: average unvested restricted shares	(169,440)	(215,593)	(218,393)	(234,074)	(309,643)

Average shares	32,445,527	32,353,331	32,304,685	32,045,318	28,085,763
Diluted average shares	32,510,134	32,432,793	32,312,993	32,045,318	28,116,397

Net income (in thousands)	$4,857	$6,554	$6,490	$5,408	$3,196
Earnings per share	$0.15	$0.20	$0.20	$0.17	$0.11

Location Data:
Number of full-service community bank offices	21	21	21	21	21
Number of in-store banking centers	2	2	2	2	2

Total community bank offices	23	23	23	23	23
Number of loan production offices	12	13	14	15	16

Performance Ratios: [2]
Return on assets	0.69%	0.92%	0.87%	0.76%	0.50%
Return on equity	4.69%	6.51%	6.37%	5.22%	5.89%
Non-interest income to operating revenues	21.44%	27.28%	21.69%	23.12%	22.77%
Operating expenses to average total assets	2.59%	2.65%	2.53%	2.63%	2.82%
Efficiency ratio [3]	67.97%	71.88%	63.49%	67.76%	72.55%

Capital Ratios:
Equity to total assets	13.73%	14.30%	13.48%	13.19%	7.70%
Risk-based capital to risk-weighted assets [4]	19.50%	21.07%	18.42%	19.79%	14.55%
Tier 1 capital to risk-weighted assets [4]	18.63%	20.15%	17.61%	18.92%	13.64%

[1]	Per share data for periods prior to the Conversion (July 2010) has been revised to reflect the 1.4:1 conversion ratio on publicly traded shares, which resulted in a 4,287,752 increase in outstanding shares.

[2]	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

[3]	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding gain (loss) on sale of foreclosed assets, impairment of goodwill, gains from securities transactions and other nonrecurring items.

[4]	Calculated at the ViewPoint Bank level, which is subject to the capital adequacy requirements of the Office of Thrift Supervision.

VIEWPOINT FINANCIAL GROUP, INC.
Selected Financial Data, continued

	(unaudited)
	As of or For the Three Months Ended
	June	Mar	Dec	Sept	June
	2011	2011	2010	2010	2010
Asset Quality Data and Ratios:
Non-performing loans	$17,866	$16,030	$17,628	$17,549	$15,817
Non-performing assets to total assets	0.68%	0.66%	0.69%	0.68%	0.73%
Non-performing loans to total loans [1]	1.56%	1.46%	1.59%	1.57%	1.41%
Allowance for loan losses to non-performing loans	90.45%	96.66%	84.22%	83.14%	90.50%
Allowance for loan losses to total loans [1]	1.41%	1.41%	1.34%	1.31%	1.28%

Average Balances:
Loans [2]	$1,407,113	$1,382,428	$1,614,910	$1,571,432	$1,461,993
Securities	1,228,066	1,211,806	1,148,875	981,498	865,681
Overnight deposits	41,969	113,748	79,934	87,549	81,941

Total interest-earning assets	$2,677,148	$2,707,982	$2,843,719	$2,640,479	$2,409,615
Deposits:
Interest-bearing demand	$468,964	$438,383	$434,147	$419,770	$356,062
Savings and money market	733,517	708,342	724,075	724,333	723,955
Time	654,852	663,235	675,830	641,021	662,117
FHLB advances and other borrowings	316,518	417,383	509,597	379,422	366,509

Total interest-bearing liabilities	$2,173,851	$2,227,343	$2,343,649	$2,164,546	$2,108,643

Yields:
Loans	5.92%	5.92%	5.85%	5.84%	5.92%
Securities	2.32%	2.43%	2.67%	2.89%	2.75%
Overnight deposits	0.27%	0.25%	0.29%	0.31%	0.63%
Total interest-earning assets	4.18%	4.12%	4.41%	4.56%	4.60%
Deposits:
Interest-bearing demand	2.02%	1.92%	2.20%	2.65%	2.47%
Savings and money market	0.57%	0.56%	0.90%	1.33%	1.36%
Time	1.75%	1.80%	1.87%	1.95%	1.95%
FHLB advances and other borrowings	3.49%	2.72%	2.36%	3.44%	3.68%
Total interest-bearing liabilities	1.66%	1.60%	1.74%	2.14%	2.14%
Net interest spread	2.52%	2.52%	2.67%	2.42%	2.46%
Net interest margin	2.83%	2.80%	2.98%	2.81%	2.73%

[1]	Total loans does not include loans held for sale.

[2]	Includes loans held for sale